                                            PowerShares DB Gold Double Long ETN
                                                  PowerShares DB Gold Short ETN
                                           PowerShares DB Gold Double Short ETN
Filed pursuant to Rule 433
Registration Statement 333-137902
Dated 5 November 2008
Index data as of 30 September 2008

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Description

The PowerShares DB Gold Double Long Exchange Traded Note (Symbol: DGP),
PowerShares DB Gold Short Exchange Traded Note (Symbol: DGZ) and PowerShares DB
Gold Double Short Exchange Traded Note (Symbol: DZZ) (collectively, the
"PowerShares DB Gold ETNs") are the first exchange traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold.

All of the PowerShares DB Gold ETNs are based on a total return version of the
Deutsche Bank Liquid Commodity Index -- Optimum Yield Gold(TM).

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PowerShares DB Gold ETN & Index Data
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Ticker symbols
Gold Double Long                                        DGP
Gold Short                                              DGZ
Gold Double Short                                       DZZ
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Intraday indicative value symbols
Gold Double Long                                      DGPIV
Gold Short                                            DGZIV
Gold Double Short                                     DZZIV
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CUSIP symbols
Gold Double Long                                  25154H749
Gold Short                                        25154H731
Gold Double Short                                 25154H756
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Details
ETN price at listing                                 $25.00
Inception date                                      2/27/08
Maturity date                                       2/15/38
Yearly investor fee                                   0.75%
Listing exchange                                  NYSE Arca
Index symbol                                         DGLDIX
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Issuer
Deutsche Bank AG, London Branch
Long-term Unsecured Obligations(2)
S&P rating                                              AA-
Moody's rating                                          Aa1
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Fund Performance & Index History (%)(1)  1 Year   3 Year   5 Year   10 Year   Inception

Index
Deutsche Bank Liquid Commodity Index --
 Optimum Yield Gold
 +2x Levered                              23.99    36.78    28.06     16.03      -21.70
Deutsche Bank Liquid Commodity Index --
 Optimum Yield Gold
 -1x Levered                             -13.32   -14.40   -12.02     -6.76       10.27
Deutsche Bank Liquid Commodity Index --
 Optimum Yield Gold
 -2x Levered                             -28.83   -31.37   -26.53    -17.42       18.85
Comparative Indexes(3)
S&P 500                                  -21.98     0.22     5.17      3.06      -13.65
Lehman U.S. Aggregate Bond                 3.65     4.15     3.78      5.20       -0.56
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Source: DB, Bloomberg

1 Index history is for illustrative purposes only and does not represent actual
PowerShares DB Gold ETN performance. PowerShares DB Gold ETN hypothetical historical performance is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index -- Optimum Yield Gold Excess
Return(TM) (the "Gold Index") plus the monthly returns from the DB 3-Month
T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Gold ETNs, less the investor fee. The Gold Index is intended to reflect changes in the market value of certain gold futures contracts and is comprised of a single unfunded gold futures contract. The
T-Bill Index is intended to approximate the returns from investing in 3-month
United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS. For current index and PowerShares DB Gold ETN performance, go to dbfunds.db.com/notes.

2 The PowerShares DB Gold ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the PowerShares DB
Gold ETNs.

An investment in the PowerShares DB Gold ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

     powersharesetns.com | dbfunds.db.com/notes 800.983.0903 | 877.369.4617
                                                                              1

PowerShares DB Gold Double Long ETN
PowerShares DB Gold Short ETN
PowerShares DB Gold Double Short ETN

Index data as of 30 September 2008
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Volatility (%)1, (3)         Index         Index        Index
                               +2x           -1x          -2x
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1 year                       41.46         20.59        41.37
3 year                       34.84         17.40        34.84
5 year                       32.30         16.09        32.24
10 year                      30.33         15.24        30.43
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10-Year Historical Correlation1, (3)
                             Index         Index        Index
                               +2x           -1x          -2x
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S&P 500                      -0.12          0.12         0.12
Lehman U.S. Agg.              0.16         -0.15        -0.16
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Annual Index Performance (%)(1)
                             Index         Index        Index
                               +2x           -1x          -2x
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1993                         31.36        -13.26       -28.49
1994                         -8.56          9.43        14.97
1995                         -5.43         10.16        15.33
1996                        -12.49         13.28        22.15
1997                        -42.46         36.11        73.66
1998                         -4.77          6.88         8.14
1999                         -5.85          4.20        -0.27
2000                        -15.75         15.66        25.56
2001                         -2.57          3.94         3.99
2002                         49.77        -19.66       -37.52
2003                         36.87        -17.13       -33.22
2004                          5.74         -5.25       -12.85
2005                         31.90        -12.16       -26.23
2006                         36.10        -13.51       -31.15
2007                         55.01        -17.62       -36.18
2008 YTD                      1.32         -4.05       -11.41
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What are the PowerShares DB Gold ETNs?

The PowerShares DB Gold ETNs are unsecured debt securities issued by Deutsche
Bank AG, London Branch that are linked to a total return version of the
Deutsche Bank Liquid Commodity Index -- Optimum Yield Gold(TM). The Index is
designed to reflect the performance of certain gold futures contracts.

Investors can buy and sell the PowerShares DB Gold ETNs at market price on the
NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem the PowerShares DB Gold ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

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Benefits & Risks of PowerShares DB Gold ETNs

ETNs are some of the more benefit-rich investment vehicles available in the marketplace today.

Benefits                            Risks
o Leveraged and short notes         o Non-principal protected
o Low cost                          o Leveraged losses
o Intraday access                   o Subject to an investor fee
o Listed                            o Limitations on repurchase
o Transparent                       o Concentrated exposure
o Tax treatment(4)
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3 The S&P 500(R) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Lehman Aggregate Total Return Bond Value Unhedged USD Index is a
measurement of change in bond market conditions based on the performance of a specified group of bonds. Correlation is a measure of similarity in performance. Volatility is the annualized standard deviation of monthly index returns.

4 Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice,and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

    Long, Short, and Leveraged exposure to commodities has never been easier.SM
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Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds.db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling
800.983.0903 | 877.369.4617, or you may request a copy from any dealer
participating in this offering.

The PowerShares DB Gold ETNs are unsecured obligations of Deutsche Bank AG,
London Branch, and the amount due on the PowerShares DB Gold ETNs is dependant on Deutsche Bank AG, London Branch's ability to pay. The rating of Deutsche
Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Gold ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB Gold ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Gold ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Gold ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Gold ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB
Gold ETNs is zero, your Investment will expire worthless. Deutsche Bank may accelerate the PowerShares DB Gold ETNs upon a regulatory event affecting the ability to hedge the PowerShares DB Gold ETNs. An investment in the PowerShares
DB Gold ETNs may not be suitable for all investors.

The PowerShares DB Gold ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of units that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the prospectus. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the
PowerShares DB Gold ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Gold ETNs are concentrated in gold. The market value of the
PowerShares DB Gold ETNs may be influenced by many unpredictable factors, including, among other things, volatile gold prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Gold ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Gold Double Long ETN and PowerShares DB Gold Double Short
ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the PowerShares DB Gold ETNs' investment objectives, risks, charges and expenses carefully before investing.
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(C) 2008 Invesco PowerShares Capital Management LLC
P-DBGOLD-ETN-PC-1  10/08

     powersharesetns.com | dbfunds.db.com/notes 800.983.0903 | 877.369.4617